Wellesley Bancorp, Inc. Reports Record Results for the Year Ended December 31, 2018

WELLESLEY, Mass., Jan. 24, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.6 million and $6.0 million for the quarter and year ended December 31, 2018, respectively. These results compare to net income of $201 thousand and $3.2 million for the quarter and year ended December 31, 2017, respectively. The results for the quarter represent an increase of 684.6% as compared to the prior year fourth quarter results and the results for the year were higher than 2017 by 88.1%. As a result of the 2017 enactment of the Tax Cuts and Jobs Act ("TCJA"), the Company was required to revalue the net deferred tax asset, which resulted in $979 thousand additional tax expense in the fourth quarter 2017. Excluding the impact of TCJA, net income for the quarter and year ended December 31, 2017 would have been $1.2 million and $4.2 million, respectively. (See Reconciliation of Certain GAAP and Non-GAAP Financial Measures ("Footnote 2")).

Diluted earnings per share were $0.63 and $2.40 for the quarter and year ended December 31, 2018, respectively. Total assets were $871.4 million at December 31, 2018, an increase of $66.0 million, or 8.2%, from December 31, 2017 as total gross loans increased $51.3 million, funded by an increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "I am pleased with our financial performance in 2018. We continue to grow profitably in the face of more competitive, local banking markets. We remain focused on prudent loan growth through core deposits, and lessening our exposure to expensive wholesale funding."

Fourth Quarter Earnings
Net income totaled $1.6 million for the quarter ended December 31, 2018; an increase of 684.6% as compared to $201 thousand for the quarter ended December 31, 2017. Excluding the impact of TCJA, net income would have been $1.2 million in 2017. (See Footnote 2). For the quarter ended December 31, 2018, net interest income and non-interest income increased $526 thousand and the provision for loan losses decreased $168 thousand, partially offset by an increase in non-interest expenses of $431 thousand.

Net Interest Income. Net interest income increased $238 thousand, or 3.9%, to $6.3 million for the quarter ended December 31, 2018, as compared to the quarter ended December 31, 2017. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on borrowings and deposits. The yield on earning assets for the fourth quarter ended December 31, 2018 was 4.26%, an increase of 28 basis points from the comparable quarter in 2017. Deposit and borrowing rates were 1.59% for the fourth quarter 2018, an increase of 56 basis points from the fourth quarter 2017. The net interest margin decreased to 3.00% for the 2018 fourth quarter, compared to 3.15% for the 2017 fourth quarter, reflecting the increase in earning asset yields, offset by the increase in deposit and borrowing costs between the two periods.

Loan Loss Provision. Provision expense was $195 thousand for the quarter ended December 31, 2018, a decrease of $168 thousand from the comparable quarter in 2017. Reasons for the lower provision include slower loan growth and a change in loan mix from 2017.

Non-Interest Income. Non-interest income totaled $801 thousand for the quarter ended December 31, 2018, an increase of $288 thousand, or 56.1%, compared to the prior year period. Wealth management fees increased $68 thousand, or 20.0%, compared to the quarter ended December 31, 2017, primarily due to an increase in assets under management. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $409.9 million at the end of 2018, as compared to $367.6 million at the end of 2017. Income from mortgage banking activities increased $14 thousand, primarily due to higher volume of sales of fixed rate mortgage loans as compared to the prior year. All other non-interest income increased $206 thousand due to an increase in fees on customer interest rate swaps and increases in customer service and ATM network interchange fees.

Non-Interest Expenses. Total non-interest expenses were $4.8 million in the quarter ended December 31, 2018, an increase of $431 thousand, or 9.8%, compared to the prior year period. Salaries and benefits increased $192 thousand to $2.8 million for the quarter ended December 31, 2018 as compared to same period ended December 31, 2017. The increase is due to the annual merit increases along with the addition of new staff. Occupancy and equipment increased $105 thousand, due to the relocation of business operations to our new home office location and increases in rent expense. Data processing costs increased $15 thousand and other general administrative costs increased $154 thousand associated with increased business volumes. Professional fees decreased $20 thousand due mainly to lower corporate legal expenses. FDIC insurance costs decreased $22 thousand due to lower quarterly assessment rates.

Income Tax Provision. Income tax provision decreased by $1.1 million for the quarter ended December 31, 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the three months ended December 31, 2018 was 25.8% compared to 89.2% in 2017. The 2017 rate included the revaluation adjustment to the deferred tax asset account as discussed above.

Year to Date Earnings
Net income was $6.0 million for the year ended December 31, 2018 an increase of $2.8 million, or 88.1%, compared to net income for the year ended December 31, 2017. Excluding the impact of TCJA, net income would have been $4.2 million for the period ended 2017. (See Footnote 2).

Net Interest Income. Net interest income increased $2.1 million, or 9.0%, to $24.7 million for the year ended December 31, 2018, as compared to $22.7 million for the year ended December 31, 2017. The increase was largely due to increased loan interest income resulting from growth in our loan portfolio and increased yields. Our earning asset yield for the year ended December 31, 2018 was 4.14%, an increase of 19 basis points from the year ended December 31, 2017. Deposit and borrowing costs increased 39 basis points to 1.37% in the current period from 0.98% for the 2017 period. Our net interest margin was 3.04% for 2018, compared to 3.16% for 2017.

Loan Loss Provision. Provision expense was $585 thousand for the year ended December 31, 2018, a decrease of $150 thousand from the comparable period in 2017. Reasons for the lower provision include slower loan growth and a change in loan mix from 2017.

Non-Interest Income. Non-interest income totaled $2.6 million, an increase of $599 thousand, or 30.1%, as income from wealth management fees in 2018 increased $359 thousand, or 28.6% compared to 2017 due to an increase in assets under management. Income from mortgage banking activities decreased $12 thousand as compared to the comparable 2017 period due to a lower volume of mortgage sales. All other non-interest income increased $252 thousand due to increases in fees on customer interest rate swaps, and increases in customer service fees and ATM network interchange fees.

Non-Interest Expense. For the year ended December 31, 2018, non-interest expense increased $1.4 million, or 8.0%, to $18.6 million. The most significant factor that contributed to the increase in non-interest expense during the 2018 period was increased salaries and employee benefits of $748 thousand, or 7.4%. The compensation increase is attributable to annual merit increases, the expansion of staff and the filling of several open positions over the course of the year. Occupancy and equipment expense increased $219 thousand primarily related to increases in rent expense and relocation of business operations to a new home office. Data processing expense was higher by $98 thousand from the prior year due to increasing business volumes. Deposit insurance costs (FDIC and SIF) increased $17 thousand, or 2.8%, due to higher assessment rates and growth-related higher assessment balances. Other general administrative expenses increased $295 thousand associated with increasing business volumes and costs of relocating staff to our new home office, offset by a decrease in advertising and marketing expense.

Income Tax Provision. Income tax provision decreased by $1.4 million for the year ended December 31, 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the year ended December 31, 2018 was 26.6% compared to 52.8% 2017. The 2017 rate included the revaluation adjustment to the deferred tax asset account as discussed above.

Balance Sheet Growth
Total assets were $871.4 million at December 31, 2018, representing an increase of $66.0 million compared to $805.4 million at December 31, 2017. The increase was primarily related to growth in the loan portfolio. Total liabilities increased $60.1 million due to deposits increasing $101.2 million, offset by total borrowings decreasing $41.6 million, as compared to December 31, 2017.

Loans. Gross loans totaled $743.8 million at December 31, 2018, an increase of $51.3 million, or 7.4%, as compared to December 31, 2017. Residential mortgage loans increased $53.5 million to $382.5 million at December 31, 2018, primarily due to growth in our fixed-rate mortgage portfolio. Commercial real estate loans increased $9.2 million to $148.0 million. Construction loans decreased $13.3 million to $106.7 million at December 31, 2018, compared to $120.0 million at December 31, 2017. Commercial and industrial loans decreased $1.1 million to $66.9 million.

Deposits. Deposits increased $101.2 million to $717.9 million at December 31, 2018. Money market accounts increased $60.5 million, or 42.3% due to our success in attracting new deposit relationships. Certificates of deposit increased $44.9 million, which included an increase of $17.5 million of new brokered deposits used to diversify our funding for liquidity and cash needs. Demand deposits and NOW accounts increased $12.0 million, or 8.5%, to $153.9 million as growth was realized in both retail and commercial accounts. Savings accounts decreased $16.3 million to $82.2 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, decreased $41.6 million to $73.5 million, as compared to December 31, 2017.

Stockholders' Equity. Stockholders' equity increased $5.9 million to $65.1 million, primarily due to earnings, partially offset by dividends paid and a decrease in the fair values of available-for-sale securities at December 31, 2018 compared to prior year. At December 31, 2018, the Company's ratio of stockholders' equity to total assets was 7.47%, compared to 7.36% at December 31, 2017.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 106 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 8,326	$ 7,172	$ 31,028	$ 26,251
Other interest and dividend income	694	537	2,610	2,115
Total interest and dividend income	9,020	7,709	33,638	28,366
Interest expense	2,671	1,598	8,909	5,688

Net interest income	6,349	6,111	24,729	22,678
Provision for loan losses	195	363	585	735

Net interest income, after provision for loan losses	6,154	5,748	24,144	21,943

Total non-interest income	801	513	2,586	1,987

Non-interest expenses:
Salaries and employee benefits	2,768	2,576	10,842	10,094
Occupancy and equipment	803	698	3,004	2,785
Data processing	256	241	990	892
FDIC insurance	140	162	626	609
Professional fees	194	214	766	761
Other general and administrative	669	508	2,335	2,040
Total non-interest expenses	4,830	4,399	18,563	17,181

Income before income taxes	2,125	1,862	8,167	6,749
Provision for income taxes	548	1,661	2,176	3,564

Net income	$ 1,577	$ 201	$ 5,991	$ 3,185

Other Data:
Return on average assets (1)	0.73%	0.10%	0.72%	0.43%
Return on average equity (1)	9.72%	1.33%	9.64%	5.47%
Net interest margin (1)	3.00%	3.15%	3.04%	3.16%
Earnings per common share:
Basic	$0.65	$0.08	$2.49	$1.34
Diluted	$0.63	$0.08	$2.40	$1.30
Weighted average shares outstanding:
Basic	2,421,335	2,384,409	2,404,371	2,369,466
Diluted	2,513,720	2,472,538	2,502,784	2,454,580
Stockholders' equity to total assets at end of period	7.47%	7.36%	7.47%	7.36%
Book value per common share at end of period	$25.79	$23.66	$25.79	$23.66
Nonperforming loans to total loans at end of period	0.16%	0.08%	0.16%	0.08%

(1) Three month periods annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 42,750	$ 28,562
Securities available for sale, at fair value	66,770	66,486
Federal Home Loan Bank of Boston stock, at cost	4,747	5,937

Loans	743,770	692,455
Less allowance for loan losses	(6,738)	(6,153)
Loans, net	737,032	686,302

Bank-owned life insurance	7,769	7,535
Premises and equipment, net	3,924	3,470
Other assets	8,435	7,103

Total assets	$ 871,427	$ 805,395

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 116,926	$ 104,346
Interest-bearing	601,005	512,396
Total Deposits	717,931	616,742

Short-term borrowings	15,000	38,000
Long-term debt	58,528	77,174
Subordinated debt	9,832	9,802
Accrued expenses and other liabilities	5,006	4,432
Total liabilities	806,297	746,150

Stockholders' equity	65,130	59,245

Total liabilities and stockholders' equity	$ 871,427	$ 805,395

(2) Wellesley Bancorp, Inc. and Subsidiary
Reconciliation of Certain GAAP and Non-GAAP Financial Measures (unaudited)
(Dollars in thousands)

While net income is a financial measure that is recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), "adjusted net income" is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications to give investors a better understanding of the effect of this one-time, $979 thousand, write-down of the Company's net deferred tax assets caused by the enactment of TCJA on December 22, 2017.

The following table presents the reconciliation of our net income (GAAP) and our adjusted net income (non-GAAP) for the three months and the years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income (GAAP)	$ 1,577	$ 201	$ 5,991	$ 3,185
TCJA additional tax provision	--	979	--	979

Adjusted net income (Non-GAAP)	$ 1,577	$ 1,180	$ 5,991	$ 4,164

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550